Exhibit 3.1(vi)

  Delaware
The First State
     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “IGAMBIT INC.”, FILED IN THIS OFFICE ON THE SECOND DAY OF DECEMBER, A.D. 2009, AT 3:24 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
3211383 8100	AUTHENTICATION: 7673304

091062593	DATE: 12-02-09

You may verify this certificate online at corp.delaware.gov/authver. shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:24 PM 12/02/2009 FILED 03:24 PM 12/02/2009 SRV 091062593 — 3211383 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
IGAMBIT INC.
     The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 372 of Title 8 of the Delaware Code does hereby certify:
     FIRST: That at a meeting of the Board of Directors of iGambit Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:
     The total number of shares of stock which the Corporation shall have authority to issue is seventy five million (75,000,000) shares, all of which are $.001 par value each and all of which are of one class and are designated as Common Stock.
     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 2nd day of a December, 2009 A.D.

By:	/s/ James Charles
James Charles, Secretary